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                                                                 EXHIBIT 10.3


                           [EATERIES, INC. LETTERHEAD]


                               September 30, 1998


Dear Brad:

         As Eateries, Inc. desires to establish by this letter the terms and conditions of your full-time employment with Eateries as Vice President of Finance and Chief Financial Officer, please review the following to ensure that we are in agreement.

         1. As compensation for your services, you shall receive a salary payable in equal bi-weekly installments at the annual rate of $150,000.

         2. Eateries shall pay the premiums for a Key Man Life Insurance policy covering you and naming Eateries as the beneficiary of the policy. The amount of insurance coverage shall range between $250,000 and $500,000, to be determined at the sole discretion of the Chief Executive Officer of Eateries. In the event of your death during the effectiveness of this letter agreement, Eateries shall pay your designated beneficiary out of a portion of the policy proceeds a gross amount equal to your annual salary payable in substantially equal installments over a one year period at such times as Eateries makes regular salary payments to its executives and subject to any tax or other withholding required by law. The first installment shall be made on the first regularly-scheduled Eateries' payday after Eateries' receipt of all proceeds from the policy.

         3. During your employment with Eateries, you shall be entitled to receive health insurance, house accounts, and benefits on similar terms and conditions as other Eateries executive officers. You shall receive six (6) weeks of paid vacation each calendar year, including for calendar year 1998.

         4. During your employment with Eateries, you may receive cash bonuses, the payment and amount of which will be determined at the sole discretion of the Chief Executive Officer of Eateries based on total company performance.

         5. As additional compensation, Eateries shall grant you options to purchase 150,000 shares of nonqualified, unregistered stock of Eateries (subject to standard Rule 144 restrictions), subject to the terms and conditions set forth in a separate Option Agreement to be executed between you and Eateries. Your rights with respect to the options shall be controlled by the terms of the Option Agreement and any actions taken under this letter agreement (including termination) shall not alter the rights and obligations of the parties under the Option Agreement.


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Brad Grow
September 30, 1998
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         6. Additional stock and/or stock options may be granted to you at the discretion of the compensation committee of the board of directors and the Chief Executive Officer of Eateries.

         7. This agreement and your employment with Eateries may be terminated by either party to this agreement for any reason (or for no reason) upon not less than ninety (90) days advance written notice. Upon termination, Eateries shall have no further obligation to pay you any additional compensation, benefits, or severance.

         If this letter correctly states your understanding of our agreement, please execute the acceptance block provided below and return one fully-executed copy to the undersigned.

                                       Very truly yours,

                                       EATERIES, INC.




                                       By:
                                          --------------------------------------
                                          VINCENT F. ORZA, JR., President


Agreed and Accepted this _____
day of ________________, 1998.



--------------------------------------
BRAD GROW



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